Exhibit 16.1
June 26, 2008
U.S. Securities and Exchange Commission
Division of Corporate Finance 100 F Street,
N.E. Washington, DC 20549 USA
Dear Ladies and Gentlemen:
We are the former independent auditors of Westside Energy Corporation. (the “Company”). We have read the Company’s current report on Form 8-K, dated on or around June 26, 2008, and are in agreement with the statements regarding our firm as included in item 4.01 of the Form 8-K to be filed with the Securities and Exchange Commission. We have no basis to agree or disagree with other statements of the Company contained therein.
Yours truly,

Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas